Company Contact: Harvey Weiss Chief Executive Officer Fortress America Acquisition Corporation Phone: 703-528-7073 x 102	Investor Relations: John McNamara Cameron Associates (212) 245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

FORTRESS AMERICA ACQUISITION CORPORATION
STRENGTHENS BOARD WITH ADDITION OF JOHN MORTON III AS
DIRECTOR AND CHAIRMAN OF AUDIT COMMITTEE

ARLINGTON, VA – September 12, 2006 – Fortress America Acquisition Corporation (OTCBB: FAAC), a special purpose acquisition company, announced today that John Morton, III has agreed to become a board member and chairman of the audit committee upon completion of the Company’s acquisition of Total Site Solutions and Vortech.

Previously, Mr. Morton was President of Premier Bank, a division of Bank of America, until his retirement in 2005. Mr. Morton also served as a member of Bank of America’s Management Operating Committee. As President, Mr. Morton managed a national network of 2100 Client Managers deployed in more than 790 financial centers and offices throughout the nation’s most affluent markets. From 1997 to 2001 Morton was President, Mid-Atlantic Region, of Bank of America. In this role, Morton provided leadership to more than 14,000 commercial and consumer associates with responsibility for 400 banking centers, 1000 ATMs and all banking operations throughout Maryland, Virginia and Washington, D.C. Prior to 1997, Mr. Morton held various senior executive positions at Bank of America and other financial institutions such as Boatman’s National Bank of St. Louis, Perpetual Financial Corporation, Farm & Home Financial and Maryland National Bank.

Currently, Mr. Morton holds various Board of Director positions and Committee Assignments including the Audit Committee of Broadwing Corporation (NASDAQ) and the Compensation & Governance Committees. He also serves as Chairman of the Special Committee of Outside Directors at Dynamac International Corporation (Private).  Past director and officer positions include Chairman and CEO of Perpetual Financial Corporation (NYSE); Audit Committee of ERC International Corporation (NYSE); Chairman and CEO of Boatmen’s National Bank of St. Louis (Subsidiary); and Director, CEO of Farm and Home Financial Corporation (NASDAQ). Morton holds a bachelor’s degree from the U.S. Naval Academy and a master’s in business administration from Harvard University.

"We are pleased that John has agreed to join our Board," said Harvey Weiss, who will become Chairman of the Board of Fortress America upon the completion of the acquisition of Total Site Solutions and Vortech. "His extensive business and broad financial expertise as both senior executive and director makes him an excellent independent board member and advisor. We look forward to drawing on his experience for guidance as the company pursues its growth strategy which includes acquisitions layered on top of organic growth."

About Total Site Solutions

Total Site Solutions (“TSS”) supplies industry and government with secure data centers and other mission critical facilities designed to survive terrorist attacks, natural disasters, and blackouts. TSS’s comprehensive suite of services, multi-disciplinary expertise, and products provide customers a single source for critical deliverables. Headquartered in the Baltimore-Washington Corridor, with offices in San Francisco and Atlanta, TSS clients include the world’s most demanding organizations, including Fortune 500 firms and U.S. Government agencies and the end users of its services. For more information, call 866-363-4TSS (4877) or visit www.totalsiteteam.com.

About Vortech, LLC

Vortech, LLC (“Vortech”) provides secure data and voice networks as well as redundant power for government and industry mission-critical facilities. A leader in structured cabling solutions, power system installations, and emergency power solutions for data center and high technology environments, Vortech also provides value-added systems and network integration services for perimeter security and access control where physical security and information technology intersect. For more information, visit www.govortech.com.

About Fortress America

Fortress America Acquisition Corporation (“Fortress America”) is a special purpose acquisition company established in December 2004 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, operating businesses in the fast-growing homeland security industry. Fortress America’s acquisition efforts are focused on companies that are able to serve both government and commercial customers with successful products and services that provide vital protection from security threats and natural disasters for people, physical assets, and/or critical information infrastructure.

Additional Information

Stockholders of Fortress America and other interested persons are advised to read Fortress America’s preliminary proxy statement and, when available, its definitive proxy statement (collectively, “Proxy Statements”) in connection with Fortress America’s solicitation of proxies for the special meeting of stockholders to be held in connection with its acquisition of TSS and Vortech because these Proxy Statements contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition. The Proxy Statements, once available, can also be obtained without charge at the Securities and Exchange Commission’s internet site at (http://www.sec.gov). Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing requests to: Fortress America Acquisition Corporation, 4100 Fairfax Drive, Suite 1150, Arlington, Virginia 22203.

Fortress America and the directors and executive officers of Fortress America may be deemed to be participating in the solicitation of proxies in respect of the proposed acquisition. Information about Fortress America and Fortress America’s officers and directors is available in Fortress America’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006. Other information regarding the participants in the proxy solicitation, including the officers and directors of Fortress America, and a description of their direct and indirect interests in the Acquisition, by security holdings or otherwise, is contained in the Proxy Statements.